Exhibit 10.5

Prometheus Laboratories Inc.

2010 Executive Bonus Plan

Approved by the Board of Directors on March 24, 2010

Prometheus Laboratories Inc.

2010 Executive Bonus Plan

The Prometheus Laboratories Inc. 2010 Executive Bonus Plan (the “Plan”) is designed to offer incentive compensation to eligible executives by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals.

Purpose of the Plan

The Plan is designed to:

•	Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value.

•	Reward those individuals who significantly impact corporate results.

•	Encourage increased teamwork among all disciplines within Prometheus Laboratories, Inc. (the “Company”).

•	Incorporate an incentive program in the Company’s overall compensation program to encourage executives to remain with the Company throughout the Plan year and until the time bonus awards are paid.

Plan Administration

The Plan will be governed by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). The Compensation Committee will be responsible for the administration of the Plan and for determining and approving all bonus awards (each an “Award”) under the Plan; provided that the bonus award for the President and Chief Executive Officer of the Company shall require the approval of the Board.

Eligibility

Employees of the Company who hold the title of Vice President or higher will be eligible to participate in the Plan (each such eligible employee, a “Participant”). To receive an Award under the Plan, a Participant: (a) must have been in an eligible position for at least three (3) consecutive months prior to the end of the Plan year and must remain continuously employed through the end of the Plan year and until his or her Award is paid; (b) must be performing at a minimum level of a “Partially Meets Standard” (a rating of “4” in the current system) or higher at the time his or her Award is paid; and (c) must be of active status and in good standing on the date his or her Award is paid.

Performance Objectives

The Plan is intended to provide incentive for the achievement of approved annual corporate and individual objectives.

Corporate Objectives. The President and Chief Executive Officer of the Company will present to the Board a proposed list of the overall corporate objectives for the Plan year, which are subject to approval by the Board. It is intended that the corporate objectives be objectively determinable and based upon financial metrics set forth in the Company’s annual business plan or strategic objectives consistent with the Company’s annual business plan, with the weighting of the various objectives to be approved by the Board.

Individual Objectives. All Participants in the Plan will develop a list of key individual objectives, which will be approved by the President and Chief Executive Officer of the Company.

Target Bonus Percentage

A “Target Bonus” for each Plan Participant will be determined by multiplying his or her “Target Bonus Percentage” by his or her base salary. The following Target Bonus Percentages will be used in implementing the Plan:

Position	Target Bonus Percentage (% of base salary)

President and Chief Executive Officer	50%

Executive Vice Presidents/Senior Vice Presidents	40%

Vice Presidents	30%

If an employee moves from one Target Bonus Percentage tier to another during the Plan year, the Award will be prorated according to the time in each position during the evaluation period. Proration for partial months will be calculated using the number of days in a given position for the partial month.

Weightings

Other than the President and Chief Executive Officer of the Company, whose Award will be determined solely by reference to corporate objective achievement, seventy-five percent (75%) of each Plan Participant’s Award will be based on corporate objective achievement and twenty-five percent (25%) of each Plan Participant’s Award will be based on individual objective achievement.

Performance Measurement

Separate “Achievement Multipliers” will be established for each of the corporate and individual components of each Award.

Corporate Achievement Multiplier. The President and Chief Executive Officer of the Company will present to the Compensation Committee for its approval his assessment of the level of the Company’s achievement of its corporate objectives, in its sole discretion, which achievement level shall be within the range of 75% to 150%. The same Achievement Multiplier, as approved by the Compensation Committee, shall be used for the corporate component of each Participant’s Award.

If the Company’s Achievement Multiplier for the Plan year with respect to the corporate objectives is less than 75%, Plan Participants will not be entitled to any Awards under the Plan; provided that, the Compensation Committee may in its discretion grant Awards to Plan Participants in the event the Company’s Achievement Multiplier with respect to the corporate objectives is less than 75%. If the Achievement Multiplier for the Plan year with respect to the corporate goals is 75% or more, then each eligible Participant shall earn and be paid an Award as a percentage of base salary set forth below under “Award Calculations.”

Individual Achievement Multiplier. The President and Chief Executive Officer of the Company will present to the Compensation Committee for its approval proposed Achievement Multipliers with respect to all individual performance objectives for the Participants, which achievement level shall be within the range of 0% to 150%. While the Compensation Committee shall take a Participant’s achievement with respect to his or her individual performance objectives for the Plan year into account in determining the individual Achievement Multiplier, any such determination remains in the sole discretion of the Compensation Committee based on its subjective assessment of a Participant’s overall performance.

Award Calculations

The actual Award for a Participant will be calculated by allocating the Target Bonus for such Participant between the corporate and individual objectives, and then applying the corresponding Achievement Multiplier to each such amount.

The example below shows a sample Award calculation under the Plan. First, a total Target Bonus is calculated by multiplying the Plan Participant’s base salary by the Target Bonus Percentage. This amount is then divided into its corporate component and its individual component, if any, based on the relative weightings for that Participant’s specific position. This calculation establishes specific dollar Target Bonus for the Plan year for each component of the Award.

Example:	Position:	Executive Vice President
	Base Salary:	$250,000
	Target Bonus Percentage:	40%
	Target Bonus (in dollars):	$100,000

	Cash Bonus Award components (based on weightings):
	Corporate performance (75%):	$75,000
	Individual performance (25%):	$25,000

	Award Calculation
	Assumed achievement multipliers based on the following assessment of corporate, business unit/functional and individual performance:

Corporate multiplier	110%
Individual multiplier	100%

Award:
Corporate component	$82,500	($75,000 x 110%)
Individual component	$25,000	($25,000 x 100%)

Total Award:	$110,000

Award calculations will be based on a Participant’s base salary as of December 31, 2010.

Participants who have been in an eligible position for less than a year, but who hold an eligible position for at least three months prior to the end of the Plan year and remain continuously employed through the end of the Plan year, will receive a pro-rata Award based on the portion of the Plan year they hold an eligible position. Award payments will also be prorated for any time during the year an employee is not classified as an active employee. Proration for partial months will be calculated using the number of days as an active employee for the partial months. Other than as stated above, Awards will not be prorated for partial year service.

Additional Discretion

The Compensation Committee may, in its discretion, reduce or eliminate an Award otherwise payable to any Participant. Any such reduction or elimination may be made based on such objective or subjective determinations as the Compensation Committee determines appropriate.

The Plan shall not be the exclusive means for the Compensation Committee or the Board to award incentive compensation to eligible Participants.

Payment of Awards

Awards shall be paid on or before March 15, 2011. A Plan Participant’s entitlement to an Award under this Plan does not vest until the Award is actually paid.

Form of Incentive Award Payments

Award payments will be made in cash, and are subject to applicable withholdings and taxes.

Termination

A Plan Participant whose employment terminates voluntarily prior to the payment of his or her Award will not be eligible to receive an Award. If a Participant’s employment is terminated involuntarily during the calendar year, or prior to payment of his or her Award, it will be at the absolute discretion of the Company, the Compensation Committee or the Board whether or not any Award payment is made.

Company’s Absolute Right to Alter or Abolish the Plan

The Company reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which awards will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No Participant shall have any vested right to receive any payment until actual delivery of such compensation.

Employment Duration/Employment Relationship

This Plan does not, and Company policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the payment of any award or the duration of any Participant’s employment with the Company. The employment relationship of each Participant is “at will” and may be terminated at any time by the Company or by the Participant, with or without cause.

Unfunded Obligations

The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. Neither the Company nor any subsidiary shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

Governing Law

The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

CONFIDENTIAL

DATE:

TO:	Human Resources

FROM:

Prometheus Laboratories Inc.

2010 Executive Bonus Plan

This is to acknowledge that I have received a copy of the 2010 Executive Bonus Plan.

Name:		Date:
(print)

(signature)

Please return signed copy to Human Resources Department.